   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON FEBRUARY 6, 1997

                                                     REGISTRATION NO. 333-
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                      SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, DC 20549

                               ----------------

                                   FORM S-1
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                               ----------------

                               CYTYC CORPORATION
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

        DELAWARE                     3826                    02-0407755
                               (PRIMARY STANDARD               (I.R.S.
     (STATE OR OTHER              INDUSTRIAL           EMPLOYERIDENTIFICATION
     JURISDICTION OF          CLASSIFICATION CODE              NUMBER)
    INCORPORATION OR                NUMBER)
      ORGANIZATION)

                                85 SWANSON ROAD
                             BOXBOROUGH, MA 01719
                                (508) 263-8000
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                               ----------------

PATRICK J. SULLIVAN PRESIDENT AND CHIEF EXECUTIVE OFFICER CYTYC CORPORATION 85
               SWANSON ROAD BOXBOROUGH, MA 01719 (508) 263-8000
(NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)

                               ----------------

                                  COPIES TO:
  JONATHAN M. MOULTON, ESQ.MINNIE P.      ELLEN B. CORENSWET, ESQ. ALAN P.
     JOUNG, ESQ. TESTA, HURWITZ &        BLAUSTEIN, ESQ. BROBECK, PHLEGER &
 THIBEAULT, LLP HIGH STREET TOWER, 125  HARRISON LLP 1633 BROADWAY NEW YORK,
HIGH STREETBOSTON, MASSACHUSETTS 02110      NEW YORK 10019(212) 581-1600
            (617) 248-7000

  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this registration statement becomes effective.

  If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [_]

  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. [X] 333-19367

  If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. [_]

  If delivery of the prospectus is expected to be made pursuant to Rule 434 under the Securities Act of 1933, check the following box. [_]

                               ----------------

                        CALCULATION OF REGISTRATION FEE
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
      TITLE OF EACH CLASS OF        AMOUNT TO BE  OFFERING PRICE PER AGGREGATE OFFERING       AMOUNT OF
   SECURITIES TO BE REGISTERED     REGISTERED(1)       SHARE(2)           PRICE(2)      REGISTRATION FEE(2)(3)
--------------------------------------------------------------------------------------------------------------
Common Stock, $0.01 par value...      747,500           $23.50          $17,566,250             $5,324
--------------------------------------------------------------------------------------------------------------
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
(1) Includes 97,500 shares which the Underwriters have the option to purchase from the Company to cover over-allotments, if any.
(2) Based upon the offering price of the Common Stock of $23.50 per share.
(3) Calculated pursuant to Rule 457(a). Shares of Common Stock previously registered on the Company's Registration Statement on Form S-1 (No. 333-19367) include 3,450,000 shares for which the registration fee has previously been paid.

                               ----------------

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

  This Registration Statement is being filed with respect to the registration of additional shares of the Common Stock, $.01 par value per share, of Cytyc Corporation, a Delaware corporation (the "Company"), pursuant to Rule 462(b) under the Securities Act of 1933, as amended. The contents of the Company's earlier effective registration statement (Registration No. 333-19367) are incorporated in this Registration Statement by reference.

  The required opinions and consents are listed on an Exhibit Index attached hereto and filed herewith.

                                  SIGNATURES

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE REGISTRANT HAS DULY CAUSED THIS REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF BOXBOROUGH, THE COMMONWEALTH OF MASSACHUSETTS, ON FEBRUARY 6, 1997.

                                          CYTYC CORPORATION

                                                  /s/ Patrick J. Sullivan
                                          By: _________________________________
                                             PATRICK J. SULLIVAN PRESIDENT AND
                                                  CHIEF EXECUTIVE OFFICER

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED.

              SIGNATURE                      TITLE(S)                DATE

                  *                    President, Chief          February 6,
-------------------------------------   Executive Officer            1997
         PATRICK J. SULLIVAN            and Director
                                        (Principal
                                        Executive Officer)

                  *                    Vice President,           February 6,
-------------------------------------   Chief Financial              1997
           JOSEPH W. KELLY              Officer, Treasurer,
                                        and Secretary
                                        (Principal
                                        Financial and
                                        Accounting Officer)

                  *                    Director                  February 6,
-------------------------------------                                1997
         FREDERICK R. BLUME

              SIGNATURE                       TITLE(S)               DATE

                  *                     Director                 February 6,
-------------------------------------                                1997
            GUY DE CHAZAL

                  *                     Director                 February 6,
-------------------------------------                                1997
          JANET G. EFFLAND

                  *                     Director                 February 6,
-------------------------------------                                1997
          FRANKLIN J. IRIS

                  *                     Director                 February 6,
-------------------------------------                                1997
         EDWIN M. KANIA, JR.

                  *                     Director                 February 6,
-------------------------------------                                1997
         C. WILLIAM MCDANIEL

                  *                     Director                 February 6,
-------------------------------------                                1997
         MONROE TROUT, M.D.

         /s/ Joseph W. Kelly
*By: ________________________________
           JOSEPH W. KELLY
          ATTORNEY-IN-FACT

                                 EXHIBIT INDEX

 EXHIBIT                                                                   PAGE
   NO.                             DESCRIPTION                             NO.
 -------                           -----------                             ----
  1.1    --Form of Underwriting Agreement.
  3.1    --Third Amended and Restated Certificate of Incorporation.
  3.2    --Amended and Restated By-Laws of the Company.
  4.1    --Specimen certificate representing the Common Stock
          (Incorporated by reference to Exhibit 4.1 of the Company's
          Registration Statement on Form S-1 ("Registration Statement
          No. 333-00300")).
  5.1    --Opinion of Testa, Hurwitz & Thibeault, LLP.
 10.1    --1988 Stock Plan (Incorporated by reference to Exhibit 10.1 of
          Registration Statement No. 333-00300).
 10.2    --1989 Stock Plan (Incorporated by reference to Exhibit 10.2 of
          Registration Statement No. 333-00300).
 10.3    --1995 Stock Plan, as amended (Incorporated by reference to
          Exhibit 10.3 of Registration Statement No. 333-00300).
 10.4    --1995 Non-Employee Director Stock Option Plan (Incorporated by
          reference to Exhibit 10.4 of Registration Statement No. 333-
          00300).
 10.5    --1995 Employee Stock Purchase Plan, as amended (Incorporated by reference to Exhibit 10.5 of Registration Statement No.
          333-00300).
 10.6#   --License Agreement between the Company and Deka Products
          Limited Partnership dated March 22, 1993 (Incorporated by
          reference to Exhibit 10.6 of Registration Statement No. 333-
          00300).
 10.7    --Series C1 Senior Convertible Preferred Stock Purchase
          Agreement dated as of June 13, 1995 (Incorporated by reference to Exhibit 10.7 of Registration Statement No. 333-00300).
 10.8    --Form of Indemnification Agreement (Incorporated by reference to Exhibit 10.8 of Registration Statement No. 333-00300).
 10.9    --Lease Agreement between the Company and Cedar Hill Associates
          II of December 1990, as amended (Incorporated by reference to
          Exhibit 10.9 of Registration Statement No. 333-00300).
 10.10   --Lease Agreement between the Company and BFA Realty
          Partnership, L.P. d/b/a BFA, Limited Partnership of February
          1996 (Incorporated by reference to Exhibit 10.10 of
          Registration Statement No. 333-00300).
 11.1    --Computation of Pro Forma Weighted Average Shares Outstanding.
 23.1    --Consent of Arthur Anderson LLP.
 23.2    --Consent of Testa, Hurwitz & Thibeault, LLP (included in
          Exhibit 5.1).
 24.1    --Power of Attorney (see page II-4).
 27.1    --Financial Data Schedule

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#Confidential treatment granted as to certain portions.